ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Agreement***") is made and entered into this 9th day of April, 2021 (the "Effective Date"), by and between White Cube Inc, a company registered in Delaware at 251 Little Falls Drive, Wilmington, DE 19808 with registration number 5870240 ("***Seller***") (d.b.a. White Cube Gallery), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 497 Broome Street, New York, New York 10013 ("***Agent***"). Seller is selling the Work on behalf of the sole legal and beneficial owner ("***Owner***") of the work of art described in Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and has the authority to sell the Work. Agent is acting as agent on behalf of Masterworks Cayman SPC, on behalf of its 048 Segregated Portfolio ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of the Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Agreement and Seller's invoice terms. Where Seller's invoice terms do not conflict with other terms in this Agreement, they are incorporated into the Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is Seven Hundred Thousand ($700,000) (the "***Purchase Price***"). The full Purchase Price shall be paid on or before July 8, 2021. Time is of the essence in relation to payment. For the avoidance of doubt, the obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work in Seller's account at UOVO (as defined in Section 4.1) prior to the Closing Date. Agent shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit A, which shall be verbally confirmed by either Mariya Golovina or Nigel Glenday on behalf of Buyer and _____ on behalf of Seller prior to payment to Seller.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 6 below) that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit B to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Neither Seller nor Owner has knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A

attached hereto. Seller has provided Agent with all information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Delivery Location (as defined in Section 7.1 below) and at the Closing Date, substantially in the same condition reflected in the Condition Report (as defined in Section 9 below). Upon delivery at the Delivery Location, Delaware Freeport shall prepare a new condition report for the Work at the sole cost and expense of Agent, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report at the time of its delivery at the Delivery Location or as of the Closing Date, Buyer shall have the right to terminate the Agreement and be entitled to a full refund of the Purchase Price provided that Agent notifies Seller of its intention to terminate the Agreement within five (5) business days of the Work being delivered to the Delivery Location. If the Agent has not notified the Seller of any such intention within five (5) business days of the Work being delivered to the Delivery Location, the Work shall be deemed accepted as delivered in the same condition as the Condition Report.

3.1.7. Since the Owner acquired title to the Work, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Subject to 3.4, Seller does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer that lead to losses suffered or incurred by Agent and Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by Agent or Buyer to the extent that any such losses and costs arise by reason of, or in connection with, the breach by Seller of any provision of this Agreement, or the falsity or inaccuracy of any representation or warranty by Seller contained in this Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

3.4. Seller and Owner's total liability to the Buyer and the Agent arising from or relating to the marketing and/or sale of the Work shall be limited to the Purchase Price. Neither Seller nor the Owner shall be liable for any loss of profits, nor any consequential or incidental loss or damage (including, without limitation, loss of opportunity, loss of goodwill or loss of interest) arising from or in connection with the marketing and/or sale of the Work.

4. <u>STORAGE AND CARE OF THE WORK</u>.

4.1. Between the Effective Date and the date on which Seller packs and ships the Work to UOVO (as defined below), the Work shall be stored at 512 Florida Ave, West Palm Beach, FL 33401 ("Storage Location"). Seller shall pack the work and finalize arrangements for delivery to UOVO located at 41-54 22nd St., Queens, NY 11101 ("***UOVO***") by April 26, 2021 or such other date as mutually agreed upon by the Parties, and the Work will remain in an account at UOVO under the name and control of Seller before the Closing Date (as defined in Section 6 below). Seller shall not relocate the Work without Agent's prior written approval.

4.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any

damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

5. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both (i) Seller's delivery of the Work to the Delivery Location and (ii) payment by Buyer of the full Purchase Price.

6. TITLE. The "***Closing Date***" shall mean the date upon which Seller has received the full Purchase Price from Agent in cleared funds. On the Closing Date, subject only to Seller's receipt of the full Purchase Price in accordance with this Agreement, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. Within five (5) business days of delivery of the Work to the Delivery Location and provided Buyer has not terminated the Agreement in accordance with clause 3.1.6, Seller shall deliver to Agent a signed copy of the Bill of Sale. Seller shall be responsible for remitting any and all applicable sales proceeds due to Owner in connection with the sale of the Work hereunder.

7. DELIVERY AND EXPENSES.

7.1. Within five (5) business days of the Closing Date, if Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the "***Delivery Location***").

7.2. Seller shall be responsible for arranging packing and shipping the Work from its Storage Location to its account at UOVO and from UOVO to the Delivery Location, and insuring the Work until delivery of the Work to the Delivery Location. Agent agrees to reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work from UOVO to the Delivery Location pursuant to this Agreement, provided that all shipping and packing arrangements and costs shall be approved in advance in writing by Agent.

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

9. INSPECTION. Seller has provided the Agent with a condition report (the "Condition Report") annexed as Exhibit C. During the week of April 26, 2021 or, if such inspection is impracticable, on another date mutually agreed upon, Agent for the Buyer shall be entitled to inspect the Work (the "***Inspection***") at UOVO, and confirm the condition of the Work matches the condition reflected in the Condition Report. Within five (5) business days of the Work being delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work and prepare a condition report at the Agent's expense to confirm the condition of the Work matches the condition reflected in the Condition Report.

10. SECURITY INTEREST. Seller grants Buyer a security interest in all right, title and interest in and to the Work, all documents related thereto, and any amount that compensates or indemnifies for the loss, theft or damage to the Work from the Closing Date and until the Work is delivered to the Delivery Location. In the event of any default under this Agreement by Seller, Buyer, to the extent of Buyer's security interest in and to the Work at such time of default, shall have the rights of a secured party under Article 9 of the New York Uniform Commercial Code. Upon execution of this Agreement, Seller authorizes Buyer to file a UCC-1 Financing Statement covering the Work.

11. CONFIDENTIALITY OF DUE DILIGENCE MATERIALS. The parties hereto will exchange certain information ("Confidential Information") to perform due diligence to comply with anti-money laundering, counter terrorist financing and other similar laws. Confidential Information includes the identities of all beneficial owners and any personal information regarding individual beneficial owners of the respective entities that are party to this Agreement.

Each party agrees that any such Confidential Information will be maintained in a secure location, will be accessible only by individuals who need to know such information for the purpose of conducting due diligence and any copies of such materials shall be promptly deleted and or destroyed once they have served their intended purpose, provided that each party may retain an electronic copy of such materials in a secure location for a period not to exceed five (5) years from the date of this Agreement to satisfy recordkeeping and or regulatory obligations.

12. MISCELLANEOUS. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Seller, the terms of this Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Agreement. Agent agrees that Owner is a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. Neither Seller nor Agent may assign this Agreement without the prior written consent of the other party. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

WHITE CUBE INC

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY: MASHA GOLOVINA
ITS: DIRECTOR OF ACQUISITIONS

EXHIBIT A

INVOICE

EXHIBIT B

BILL OF SALE

Dated: _______________, 2021

Sold by:	WHITE CUBE INC	("Seller")
Sold to:	Masterworks Cayman SPC On behalf of its 048 Segregated Portfolio 497 Broome Street New York, New York 10013	("Buyer")

Artist:	Günther Förg	(the "Work")
Title:	Ohne Titel (Untitled)	
Year:	2007	
Medium:	Acrylic on canvas	
Dimensions:	76 3/4 x 90 9/16 in. (195 x 230 cm)	
Retail Price:	$700,000	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	$700,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated April 9, 2021, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

WHITE CUBE INC

____
BY:
ITS:

EXHIBIT C

CONDITION REPORT